AID ASSOCIATION FOR LUTHERANS

                            SMITH INVESTMENT COMPANY

                               $20,000,000 - 6.95%

                                  June 15, 1993

                            SMITH INVESTMENT COMPANY
                                 P.O. Box 23976
                           Milwaukee, Wisconsin 53223


                                                                June 15, 1993



   Aid Association for Lutherans
   4321 North Ballard Road
   Appleton, Wisconsin 54919

   Attention:  Investment Department

   Gentlemen:

        The undersigned, Smith Investment Company, a Delaware corporation (herein called the "Company"), agrees with you as follows:

        1. Authorization of Issue of Note. The Company will authorize the issue of its promissory note (herein, together with any notes which may be issued hereunder in substitution therefor, called the "Note" or "Notes") in the aggregate principal amount of TWENTY MILLION and No/100 DOLLARS ($20,000,000.00) to be dated the Closing Date as hereinafter defined, to mature June 30, 2003, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall become due and payable at the rate of 6.95% per annum, payable quarterly, and to be substantially in the form of Exhibit A hereto attached.

        2. Sale and Purchase of Note. The Company hereby agrees to sell to you, and subject to the terms and conditions herein set forth, you agree to purchase from the Company, a Note in the aggregate principal amount of TWENTY MILLION and No/100 DOLLARS ($20,000,000.00) at 100% of such principal amount. The closing of such sale and purchase (herein referred to as the "Closing") shall take place at the offices of Whyte & Hirschboeck S.C., 111 East Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin on June 30, 1993, or at such other time and place as may be agreed to by you and the Company (herein referred to as the "Closing Date"). At the Closing the Company will deliver to you the Note, payable to you or your order, against payment of the purchase price thereof in federal or other immediately available funds in Chicago, Illinois. If at the Closing the conditions precedent thereto shall not have been satisfied, you shall, at your option, be relieved of all further obligations hereunder.

        3. Conditions. Your obligation to purchase and pay for the Note is subject to the satisfaction on or before the Closing Date of the following conditions:

        3A. Pledge Aqreement. The Pledge Agreement in the form of Exhibit B hereto attached (the "Pledge Agreement") shall have been duly authorized, executed and delivered by the Company, no default shall exist thereunder, you shall have received a fully executed copy thereof, and you or your agent shall have received A. O. Smith Corporation stock as provided in paragraph 9 hereof.

        3B. Opinion of Special Counsel. You shall have received on the Closing Date from Whyte & Hirschboeck S.C., who are acting as special counsel for you in connection with this transaction, a favorable opinion satisfactory to you as to:

             (i) the due organization, existence and good standing of the Company under the laws of the State of Delaware;

             (ii) the due authorization (including any consent of stockholders required by law, by the charter or by-laws of the Company or otherwise), execution and delivery and the validity and enforceability of this Agreement and the Note, and the due authorization (including any consent of stockholders required by law, by the charter or by-laws of the Company or otherwise), execution and delivery and the validity and enforceability (assuming delivery of the stock described therein) of the Pledge Agreement;

             (iii) the exemption of the issuance and delivery of the Note from the registration provisions of the Securities Act of 1933, as amended; and

             (iv) such other matters incident to the matters herein contemplated as you may reasonably request, including the form of all papers and the validity of all proceedings.

        3C. Opinion of Company Counsel. You shall have received on the Closing Date from Messrs. Foley & Lardner, counsel for the Company, a favorable opinion satisfactory to you and your special counsel as to the matters specified in paragraph 3B and to the effect:

             (i) that each Subsidiary of the Company is duly organized and in good standing under the laws of its state or jurisdiction of incorporation;

             (ii) that the Company and each Subsidiary has the corporate power to carry on its business as now being conducted;

             (iii) that the Company and each Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in any jurisdiction where the nature of its business transacted makes such qualification necessary and where the failure to be so qualified would have a material, adverse effect upon their business, financial or otherwise, taken as a whole;

             (iv) that, in connection with the issuance and delivery of the Note under the circumstances contemplated by this Agreement, it is exempt from the necessity of qualifying an indenture with respect to the Note under the Trust Indenture Act of 1939, as amended;

             (v) that there is no action, suit or proceeding pending or, to the best of their knowledge, threatened against or affecting the Company or any Subsidiary before or by any court, governmental authority or arbitrator which, if adversely decided, might result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or the applicable Subsidiary except for a threatened claim by Michael J. Spitz against Berlin Industries, Inc. involving forfeitable benefits under a long term incentive plan, payments under which would total approximately $1,200,000 (if the claimant is successful) but which would not (except for payments aggregating approximately $140,000) commence prior to the maturity of the Note in 2003;

             (vi) that neither the Company nor any Subsidiary is bound by any agreement or instrument of which they have knowledge, or subject to any charter or corporate restriction, which to their knowledge materially and adversely affects the business, properties, operations or condition, financial or otherwise, of the Company or the applicable Subsidiary;

             (vii) that neither the authorization, execution and delivery of this Agreement, the Note, and the Pledge Agreement nor the consummation of the transactions therein contemplated, nor the fulfillment or compliance with the terms thereof will conflict with or result in a breach of any terms of the charter, by-laws or any other corporate restriction or of any statute, law, rule or regulation, or of any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority or of any instrument of which they have knowledge, which is applicable to the Company or any Subsidiary or by which the Company or any Subsidiary is bound, or constitute a default thereunder;

             (viii) that neither the Company nor any Subsidiary is (a) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (b) a "public utility" as defined in the Federal Power Act, as amended, or (c) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person" as such terms are defined in the Investment Company Act of 1940, as amended;

             (ix) that the Company owns all of the stock of A. O. Smith Corporation, a Delaware corporation ("A. O. Smith Corporation"), described in Exhibit D beneficially and of record, free and clear of any liens, encumbrances, charges of any kind or claims or rights of any third parties whatsoever, excepting as set forth in the existing loan documentation by and between you and the Company dated as of July 13, 1988;

             (x) that upon delivery of the stock described in the Pledge Agreement, the Pledge Agreement will create a first lien security interest in your favor in all right, title and interest of the Company in and to such stock; and

             (xi) that, with respect to you and the Company, the issuance of the Note and the use by the Company of the proceeds therefrom does not violate or conflict with Section 7 of the Securities Exchange Act of 1934, as amended, or Regulations G, T, U or X of the Board of Governors of the Federal Reserve System (12 CFR Parts 207, 220, 221 and 224, respectively).

   For purposes of this paragraph 3C, Subsidiaries do not include the Foreign Subsidiaries.

        3D. Additional Financial Information. If not previously furnished, the Company shall furnish you with the same financial statements as are set forth in paragraph 7A(i), as at March 31, 1993. The same representations and warranties applicable to the financial statements referred to in paragraph 5B shall be applicable to the financial statements furnished pursuant to this paragraph 3D.

        3E. Officer's Certificate. The representations and warranties of the Company contained in paragraph 5 shall be true as of the Closing Date, except to the extent of changes caused by the transaction herein contemplated and dividends paid consistent with the provisions hereof; there shall exist on such date no Event of Default or Default; and the Company shall deliver to you an Officer's Certificate dated the Closing Date to both such effects.

        3F. Tax Certificate. The Company shall have delivered to you a certificate of the principal financial officer of the Company stating that such person has reviewed the federal income tax returns of the Company for the fiscal years ended December 31, 1986 through 1991, inclusive (and for the fiscal year ended December 31, 1992, if such tax returns have been completed prior to the Closing Date), and in the opinion of such person the Company has paid, or made adequate provision for the payment of, all federal income taxes for said fiscal years.

        3G. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may request.

        4. Prepayments. The Note shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and also under one or more of the circumstances set forth in the succeeding paragraphs.

        4A. Mandatory Prepayments. On June 30, 1996 and on June 30 of each succeeding year, the Company shall apply to the prepayment of the Note, without premium, $2,500,000 and such principal amount of the Note, together with interest thereon to the prepayment dates, shall become due and payable on such prepayment dates. The remaining principal amount of the Note, together with interest thereon, shall become due and payable on June 30, 2003. The Company's exercise of any prepayment option contained in this Agreement shall not reduce or otherwise affect its obligation to make any prepayment required by this paragraph 4A.

        4B. Optional Prepayments on Mandatory Prepayment Dates. The Note may be prepaid without premium, at the Company's option, on any date on which a prepayment is required by paragraph 4A in multiples of $20,000, provided that the optional prepayments permitted by this paragraph 4B shall not, in the aggregate, exceed $2,500,000 and shall be applied to the amounts due under the Note in the inverse order of their maturity.

        4C. Optional Prepayment in Whole without Premium. The Note may be prepaid without premium under the circumstances and as provided in paragraph 6C and in paragraph 9E.

        4D. Optional Prepayment in Whole with Premium. Except for the mandatory prepayments and the optional prepayments provided in paragraphs 4A, 4B and 4C respectively, the Note shall not be subject to prepayment, except that the Note may be prepaid at the Company's option, in whole (but not in part) at any time (but upon notice as provided in paragraph 4E), such prepayment to be equal to the unpaid principal amount of the Note, plus accrued interest, and plus a Special Premium, which Special Premium shall be determined by calculating the present value of all remaining payments of interest and principal using a rate of interest equal to the Applicable Treasury Rate and deducting therefrom the outstanding principal balance of the Notes (provided that no Special Premium shall be payable if such is less than or equal to zero). The Applicable Treasury Rate shall mean the yield on the U.S. Treasury Note whose maturity most-closely coincides with the remaining average life of the Notes plus 25 basis points.

        4E. Notice of Prepayment. The Company shall give you written notice of each prepayment, other than prepayments pursuant to paragraphs 4A and 4C, not less than 30 days prior to the prepayment date, setting forth the principal amount to be prepaid on such date and the paragraph pursuant to which such prepayment is being made, whereupon the principal amount specified in such notice together with the interest thereon to the prepayment date, shall become due and payable on the prepayment date.

        5. Representations and Warranties. The Company represents and warrants that:

        5A. Organization of the Company and Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has only those Subsidiaries set forth on Exhibit C. The Subsidiaries (other than the Foreign Subsidiaries) are corporations duly organized, validly existing and in good standing under the laws of the states set forth on Exhibit C, and as to the Foreign Subsidiaries, the Company believes such Foreign Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the other jurisdictions set forth on Exhibit C. All of the other information set forth on said Exhibit C is true and correct. The execution, delivery and performance by the Company of this Agreement, the Note and the Pledge Agreement herein provided for are within its corporate authority and have been duly authorized by proper corporate proceedings and will not contravene any provision of law or regulation, or of the Company's charter or by-laws or of any agreement, judgment or order binding on it. This Agreement constitutes, and the Note and Pledge Agreement, when executed and delivered by the Company will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms.

        5B. Financial Statements; Fiscal Year. The Company has furnished you with the following audited financial statements of the Company and its
   Subsidiaries: statement of operations and retained earnings and statement of changes in financial position or cash flows for the years ended December 31, 1986 through 1988, and balance sheets at December 31, 1986 through 1988, all audited by Arthur Young & Company, together with the unqualified opinion of such accountants to the effect that such statements fairly present the financial condition and the results of operations of the Company and its Subsidiaries for the periods and as of the relevant dates thereof, in accordance with generally accepted accounting principles (except as provided in paragraph 11P hereof), and for the years ended December 31, 1989 through December 31, 1992, all audited by Ernst & Young, together with the unqualified opinion of such accountants to the effect that such statements fairly present the financial condition and the results of operations of the Company and its Subsidiaries for the periods and as of the relevant dates thereof, in accordance with generally accepted accounting principles (except as provided in paragraph 11P hereof). Such financial statements are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as provided in paragraph 11P hereof). The balance sheets fairly present the financial condition of the Company and its Subsidiaries as at the dates thereof, and the statement of operations and retained earnings and the statement of changes in financial position or cash flows fairly present the results of the operations and changes in financial position or cash flows of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, and no dividends have been authorized or paid, since December 31, 1992 except a dividend of 254 per share payable March 1, 1993, and a dividend of 254 per share payable June 1, 1993. The fiscal years of the Company and its Subsidiaries end December 31.

        5C. Foreign Subsidiaries: Stockholders' Equity. The combined total stockholders' equity of the Foreign Subsidiaries does not, as of December 31, 1992, exceed $350,000.

        5D. Central States Distribution Service, Inc. Intangibles. The total unamortized intangibles resulting from the acquisition of Central States Distribution Service, Inc. do not exceed, as of the date hereof, $1,000,000.

        5E. Actions Pending; Compliance with Law. There is no action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court or governmental or administrative authority which might result in any material adverse change in the business or condition of the Company or such Subsidiary except for a threatened claim by Michael J. Spitz against Berlin Industries, Inc. involving forfeitable benefits under a long term incentive plan, payments under which would total approximately $1,200,000 (if the claimant is successful) but which would not (except for payments aggregating approximately $140,000) commence prior to the maturity of the Note in 2003, and to the best knowledge of the Company, the Company and its Subsidiaries have complied with all applicable laws and requirements of governmental and administrative authorities, the noncompliance with which would have a material adverse effect on the condition, financial or otherwise, of the Company and such Subsidiaries, taken as a whole.

        5F. Outstanding Debt. The Company and its Subsidiaries have no outstanding Debt, except as permitted by paragraph 6D. There exists no material default under the provisions of any instrument evidencing any indebtedness or any agreement relating thereto.

        5G   Qualification; Corporate Authority; Title to Property and A. O.
   Smith Corporation Stock. The Company and each of its Subsidiaries has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where property owned by it or the nature of its activities makes such qualification necessary and where the failure to be so qualified would have a material, adverse effect upon their business, financial or otherwise, taken as a whole. The Company and each of its Subsidiaries has all requisite power and authority and all necessary trademarks, tradenames, copyrights, patents, licenses and permits to carry on its business as now conducted, and has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements described in paragraph 5B and those shares of A. O. Smith Corporation stock as set forth on Exhibit D, subject to no material liens or encumbrances excepting only that certain properties and assets (other than those shares of A. O. Smith Corporation stock as set forth on Exhibit D) may be subject to liens and encumbrances securing Current and Funded Debt. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases are valid and subsisting and are in full force and effect.

        5H. Taxes. The Company and its Subsidiaries have filed all federal and state income tax returns which, to the knowledge of the officers of the Company, are required to be filed, and have paid all taxes as shown on said returns and on all assessments received by them to the extent that such taxes have become due. There is no unpaid assessment for Federal income tax liability of the Company or any Subsidiary for any period, and the Company knows of no basis for any claim for such liability. The Company believes that the provisions in the accounts of the Company and its Subsidiaries for any additional income tax liability are adequate.
   The United States income tax liabilities of the Company have been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended December 31, 1987.

        5I. Conflicting Agreements and Charter Provisions. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution and delivery of this Agreement, the Note or the Pledge Agreement, nor fulfillment of nor compliance with the terms and provisions hereof and of the Note and of the Pledge Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, the charter or by-laws of the Company or any Subsidiary, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject. Except as set forth on Exhibit E, neither the Company nor any Subsidiary is a party to, or otherwise subject to any provisions contained in, any instrument evidencing indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which restricts or otherwise limits the incurring of Funded Debt by the Company of the kind to be evidenced by the Note.

        5J. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Note is such as to require the Company or any Subsidiary to obtain any consent or approval or take any other action or give any notice to or make any filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or State Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offer, issue, sale or delivery of the Note or fulfillment of or compliance with the terms and provisions hereof or of the Note.

        5K. Federal Reserve Regulations. The Company does own a "margin security," as defined in Regulation G of the Board of Governors of the Federal Reserve System (12 CFR Part 207); provided, however, the Company will not use any proceeds from the sale of the Notes to purchase or carry any "security," as defined in Section 3(a)(10) of the Securities Exchange Act of 1934, if such transaction would constitute a "purpose credit" within the meaning of said Regulation G, or for any other purpose which would constitute any transaction contemplated by this Agreement a "purpose credit" within the meaning of said Regulation G, or which would involve a violation of Section 7 of the Securities Exchange Act of 1934, or Regulation T, U, or X of said Board of Governors (12 CFR Parts 220, 221 and 224, respectively).

        5L. Offering of Notes. Neither the Company nor any agent acting on its behalf has offered the Note or any similar obligation of the Company for sale to, or solicited any offers to buy the Note or any similar obligations of the Company from, any Person which would subject the issuance of the Note to the provisions of Section 5 of the Federal Securities Act of 1933, as amended, and neither the Company nor any agent acting on its behalf will take any action which would subject the issuance or sale of the Note to the provisions of Section 5 of the Federal Securities Act of 1933, as amended, or to the comparable provisions of any securities or Blue Sky law of any applicable jurisdiction.

        5M. Laws and Regulations. The Company is and each Subsidiary is in substantial compliance with all laws and regulations, including, without limitation, laws and regulations relating to pollution and environmental control, persons with disabilities, equal employment opportunity and employee safety, in all jurisdictions in which it is presently doing business, where the failure to be in compliance would, in the aggregate, materially and adversely affect the business, condition or operations (financial or otherwise) of the Company and the Subsidiaries taken as a whole. The Company will use its best efforts to comply substantially and to cause each Subsidiary to comply substantially with all such laws and regulations which may be legally imposed in the future in jurisdictions in which the Company or such Subsidiary may then be doing business.

        5N. ERISA. The Company is not deficient as to any minimum funding requirements under the Employee Retirement Income Security Act of 1974,as amended ("ERISA") with respect to any employee benefit plan (within the meaning of ERISA Section 3(3)) established or maintained by the Company. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), or to any trustee appointed pursuant to ERISA Sections 4042 or 4049, with respect to any such employee benefit plan, and the PBGC has not instituted proceedings to terminate any such employee benefit plan or to have a trustee appointed under ERISA Section 4042 to administer or terminate any such employee benefit plan. The Company has not engaged in any "prohibited transaction," as such term is defined in ERISA Section 406 and Section 4975 of the Internal Revenue Code, which may result in any civil penalty assessed pursuant to ERISA Section 502(i) or a tax imposed by the Internal Revenue Code. The Company maintains no unfunded employee welfare benefit plans (within the meaning of ERISA
   Section 3(l)) for former employees of the Company which cannot be terminated without further obligation on the part of the Company within not more than thirty (30) days excepting a plan providing certain supplemental medical benefits to Medicare for approximately 50 former employees costing approximately $37,000 in 1991 and $48,000 in 1992. The term "Company" as used herein includes all corporations which are members of a controlled group of corporations within the meaning of I.R.C. Section 1563(a).

        5O.  There is no 5O.

        5P. Undisclosed Statements. Neither this Agreement, nor any document, certificate or statement referred to herein contains any untrue statement of a material fact or omits to state a material fact necessary to be stated in order to make the statements contained herein and therein not misleading. There is no fact not generally known to the business or financial community which the Company has not disclosed to you in writing which materially affects adversely or, so far as the Company can reasonably now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform this Agreement.

        5Q. Use of Proceeds. The proceeds of the sale of the Note will be used by the Company to pay in full, without premium or penalty, all amounts due on the 9.4% Notes heretofore sold to you and scheduled to mature no later than June 30, 1995 (which amounts total $10,235,000 as of June 30, 1993), to pay in full all amounts due on the short term bank debt incurred to pay the balance due on the Company's acquisition of the remaining 20% minority interest in Berlin Industries, Inc., and the balance, if any, for general corporate purposes, and will not be used for any purpose prohibited by law.

        6. Negative Covenants. The Company agrees that, so long as any of the Note or Notes shall be outstanding:

        6A. Dividends and Other Restricted Payments. The Company will not at any time after the date hereof pay or declare any dividend on any class of its stock or make any other distribuion on account of any class of its stock or purchase or otherwise acquire, directly or indirectly, any shares of stock of A. O. Smith Corporation (all of the forgoing being herein call "Restricted Payments") except out of Consolidated Net Income Available for Restricted Payments. "Consolidated Net Income Available for Restricted Payments" shall mean an amount equal to $3,000,000 plus 75% of "Adjusted Net Income" for the period (taken as one accounting period) commencing on January 1, 1993, and terminating at the end of the last fiscal quarter preceding the date of any proposed Restricted Payment less the sum of the aggregate amount of all Restricted Payments made by the Company on or after Janaury 1, 1993. "Adjusted Net Income" shall mean the Consolidated Net Income of the Company reduced by its equity in the net income (or increased by its equity in any net loss) of A. O. Smith Corporation, and increased by (i) all dividends received from A. O. Smith Corporation, and
   (ii) by any amortization of goodwill and covenants not to compete not exceeding $1,650,000 per annum from January 1, 1993, through and including December 31, 1996, $1,504,000 for 1997, and nothing thereafter, arising from the acquisition of Berlin Industries, Inc., all to the extent reflected on the financial statements delivered to you pursuant to paragraphs 7A(i) and (ii) hereof. There shall not be included in any computation of Restricted Payments or of Consolidated Net Income Available for Restricted Payments: (y) dividends payable in stock of the Company, and (z) exchange of stock of one or more classes of the Company for other stock of the Company, except to the extent that cash or other property is involved in such exchange. Notwithstanding the limitations of this paragraph 6A, the Company may with your prior written consent (which consent will not be unreasonably withheld) pay dividends on its common stock in excess of the permitted amount of Restricted Payments to the extent, but only to the extent necessary to avoid incurring a personal holding company tax liability (hereinafter an "Excess Restricted Payment"). In the event the Company proposes to make an Excess Restricted Payment, it shall furnish to you a report showing the calculation of the potential personal holding company tax liability and amount of dividend necessary to avoid such liability. You shall have ten business days after receipt of such report within which to object to the proposed Excess Restricted Payment. Excess Restricted Payments and payments made pursuant to paragraph 6B shall be included in the computation of Restricted Payments or of Consolidated Net Income Available for Restricted Payments.

        6B. Redemption or Purchase of Common Stock. The Company shall not redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class of its stock except for cash purchases or redemptions of its common stock from time to time for an aggregate amount not exceeding $200,000. Any such cash purchase or redemption shall be deemed a Restricted Payment and shall be subject to the limitations set forth in paragraph 6A hereof.

        6C. Restriction on A. O. Smith Corporation Stock. The Company will not at any time after the date hereof sell, transfer, assign, pledge or otherwise encumber, or agree to sell, transfer, assign, pledge or otherwise encumber, any of the shares of stock of A. O. Smith Corporation owned by it and will at all times continue to hold the shares of such stock as are set forth on Exhibit D, and any related stock dividends, stock splits or the substantial equivalent thereof, free and clear of all liens and encumbrances excepting that the Company may sell at market value not more than 519,692 shares of Common Stock presently owned by it provided (i) that if the proceeds thereof, net after the payment of reasonable sale expenses and the payment of any income taxes actually incurred as a result of such sale (such income taxes, however, not to be in excess of the lesser of: (A) such taxes computed as if the Company had no other income or gain for the year or years in which such tax is computed or, (B) if such year or years had a loss carryforward, after applying such income or gain against such loss carryforward and before applying any other income or gain against such loss carryforward) are not, within 12 months after the date of such sale, utilized (in good faith) in the business development and business activities of the Company and its Subsidiaries (including, without limitation, using such proceeds to acquire another entity provided such other entity is engaged in a business related to one or more of the businesses then engaged in by the Company or a Subsidiary), and not, directly or indirectly, for any other purpose, then, at your option, a prorata portion (with the numerator being the outstanding principal balance of the Note, and the denominator being the total outstanding principal balance of all Current Debt and Funded Debt) of such proceeds not so utilized, shall be immediately applied, without premium, to the principal amounts due under the Note in the inverse order of their maturity, together with interest thereon to the date of payment,
   (ii) that all of, or the remaining, proceeds thereof are immediately used to reduce other Current Debt and/or Funded Debt, (iii) that any such sale is made in compliance with all applicable federal and state laws, and (iv) that copies of all documents filed with any regulatory agency or authority, or furnished to the Company's shareholders, together with such additional information and documents as you may reasonably request, are furnished to you prior to such sale.

        6D. Debt Restriction. The Company will not and will not permit any Subsidiary to create, incur, assume or suffer to exist at any time Funded Debt and Current Debt aggregating, on a consolidated basis, in excess of the sum of (i) 100% of the current market value (as of the date of computation of the aggregate of all such Debt) of the A. O. Smith Corporation stock then owned by the Company (including any Pledged Stock subject, at the time of such computation, to the Pledge Agreement) plus (or minus) (ii) 25% of the Consolidated Tangible Net Worth of the Company (or 100% of any negative Consolidated Tangible Net Worth of the Company) in each instance as of the last day of the preceding calendar quarter, and in each instance (when computing Consolidated Tangible Net Worth) after deducting its investment in A. O. Smith Corporation. Market value of A.
   O. Smith Corporation stock shall be determined as of the day preceding the day on which such computation is made in the same manner set forth in paragraph 9(b) hereof for determination of the market value of any Pledged Stock.

        6E. Merger, Consolidation or Sale of Assets. The Company will not, and will not permit Belvedere Company, a division of the Company or any Subsidiary to merge or consolidate with any other corporation or to sell, transfer or assign all or substantially all of its assets to another corporation or Person without, in each instance, your prior written consent, which consent shall not be unreasonably withheld, except that (i) any such Subsidiary may merge or consolidate with or sell, transfer or assign its assets to the Company (provided that the Company shall be the continuing or surviving corporation), and (ii) the Company may merge with any other corporation, provided that (a) the Company shall be the continuing or surviving corporation, and (b) the Company shall not, immediately after such merger, be in default under any of its obligations under this Agreement, the Notes or the Pledge Agreement.

        6F. Compliance With Law. Neither the Company nor any of its Subsidiaries will be in violation of any laws, ordinances, governmental rules or regulations to which it is subject including, without limitation, those relating to the environment or the removal and disposition of hazardous or toxic material, or similar types of deposits, which violations would in the aggregate materially adversely affect the business, profits, properties, assets or financial condition of the Company and its Subsidiaries on a consolidated basis, unless it is contesting in good faith the validity, application or substance of any such law, ordinance, governmental rule or regulation (the good faith and appropriateness thereof to be the subject of an opinion of independent counsel for the Company or the applicable Subsidiary, which opinion will be furnished you upon your request).

        6G. Employee Retirement Income Security Act of 1974. Neither the Company nor any of its Subsidiaries will permit the existence of any Reportable Event (as defined in Title IV of ERISA) to continue for more than thirty days after you determine in good faith that such Event constitutes grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan (unless the existence of such Event or such consequences thereof are being contested, in good faith, by the Company), nor permit any Plan to be involuntarily terminated within the meaning of Title IV of ERISA, or any trustee to be appointed by the appropriate United States District Court to administer any Plan, nor permit the Pension Benefit Guaranty Corporation to institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan. For purposes of this Agreement, "Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by the Company or any of its Subsidiaries, or any such plan to which the Company or of its Subsidiaries is required to contribute on behalf of its employees.

        6H. Voting A. O. Smith Stock. In connection with any A. O. Smith Corporation Class A Common Stock and Common Stock owned or hereafter acquired by the Company, including without limitation, all of the stock set forth on Exhibit D hereof, the Company shall not vote for, and shall not give any consent, waiver or ratification which would result in an amendment, modification or waiver of any of the provisions of the Certificate of Incorporation of A. O. Smith Corporation affecting or relating to the convertibility of any Class A Common Stock into Common Stock, or which would otherwise affect or relate to the convertibility of any Class A Common Stock into Common Stock, and shall affirmatively vote against the same.

        7. Affirmative Covenants. The Company agrees that, until the Note or Notes have been paid in full in accordance with the terms hereof:

        7A. Financial Statements. The Company will deliver to you so long as you shall hold any Note and to any requesting holder or holders of 10% or more in aggregate unpaid principal amount of the Notes then outstanding in duplicate:

             (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last) in each fiscal year a consolidated statement of earnings, a consolidated statement of earnings retained in the business and a consolidated statement of cash flows of the Company for the periods from the beginning of the current fiscal year and from the beginning of such quarterly period to the end of such quarterly period, and a consolidated balance sheet of the Company as at the end of such quarterly period, setting forth in each case in comparative form corresponding figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;

             (ii) as soon as practicable and in any event within 120 days after the end of each fiscal year, a consolidated statement of earnings, a consolidated statement of earnings retained in the business and a consolidated statement of cash flows of the Company for such year, and a consolidated balance sheet of the Company as of the end of such year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, all in reasonable detail and satisfactory in scope to you and audited by independent certified public accountants of nationally recognized standing selected by the Company, whose opinion shall be in scope and substance satisfactory to you and who shall have authorized the Company to deliver such financial statements and opinion to you pursuant to this Agreement;

             (iii) as soon as possible, copies of all such financial statements, reports and returns as it shall send to its stockholders and of all regular or periodic reports which it is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange commission; and

             (iv) with reasonable promptness, such other data, including copies of any detailed reports submitted to the Company by independent accountants in connection with each annual or interim audit of the books of the Company and its Subsidiaries made by such accountants, as you may reasonably request from time to time relating to the covenants, terms and provisions of this Agreement and whether the same have been complied with by the Company and its Subsidiaries.

   All financial statements specified in clauses (i) and (ii) above shall be furnished in consolidated form (and the financial statements specified in clause (ii) above shall also be furnished in consolidating form), for the Company and all consolidated subsidiaries which the Company may at the time have. Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to you an Officer's Certificate stating that there exists no Event of Default or Default, or if any such Event of Default or Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto. The Company also covenants that forthwith upon any officer of the Company obtaining knowledge of any Event of Default or Default under this Agreement, it will deliver to you an Officer's Certificate specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto. You are hereby authorized to deliver a copy of any financial statement delivered to you pursuant to this paragraph 7A to any regulatory body having jurisdiction over you.

        7B. A. O. Smith Information. The Company shall deliver to you as soon as possible copies of all financial statements, notices, reports and other information or documentation which A. O. Smith Corporation shall send to its stockholders and of all regular or periodic reports which it is or may be required to file with the Securities and Exchange Commission or any successor agency. In the event that A. O. Smith Corporation shall fail or cease to file reports with the Securities and Exchange Commission,you shall be furnished financial statements for A. O. Smith Corporation substantially similar to those required from the Company by clauses (i) and (ii) of paragraph 7A within the time periods specified therein.

        7C. Inspection of Property. The Company will permit any person designated in writing by you so long as you shall hold any Notes and any requesting holder or holders of 10% or more in aggregate unpaid principal amount of the Notes then outstanding, to visit and inspect any of the properties, corporate books and financial records of the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company, all at such reasonable times and as often as you may reasonably request. Except as permitted in this Agreement or as may be necessary in connection with the enforcement of the Company's obligations hereunder and under the Notes, you agree, and any such holders must agree prior to making any inspection, to keep all nonpublic information concerning the Company confidential.

        7D. Maintenance of Business. The Company and its Subsidiaries will preserve and keep in force and effect all licenses and permits necessary to the proper conduct of their respective businesses, the failure of which to keep in full force and effect would have a material adverse effect on the condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

        7E. Taxes. The Company will duly pay or discharge and will cause its Subsidiaries to duly pay and discharge all taxes, assessments and other governmental charges upon or against the Company or such Subsidiaries or their respective properties as well as all other liabilities of the Company or such Subsidiaries, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings.

        7F. Insurance. The Company will keep and maintain or cause to be kept and maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of each of its Subsidiaries against such casualties, risks and contingencies, and of such types, and having such terms, and in such amounts, as is required by law or as is customary for corporations or other persons engaged in the same or similar business or having similar properties similarly situated.

        7G. Notice of Reportable Events. The Company will deliver to you as long as you shall hold any Note and to any requesting holder or holders of 10% or more in aggregate unpaid principal amount of the Notes then outstanding, as soon as possible and in any event within 30 days after the Company shall have obtained knowledge that a Reportable Event has occurred with respect to any Plan, a certificate of an officer of the Company setting forth the details as to such Reportable Event and the action which the Company proposes to take with respect thereto, and a copy of each notice of a Reportable Event sent to the Pension Benefit Guaranty Corporation by the Company.

        8. Events of Default; Remedies. If any of the following events shall occur and be continuing, it shall constitute an Event of Default as the term is used herein:

             (a) If the Company defaults in the payment of any principal of any Note, when the same shall become due, either by the terms thereof or otherwise as herein provided; or

             (b) If the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

             (c) If the Company defaults in any payment of principal of or interest on any other obligation for borrowed money (including guarantees and any obligation secured by purchase money mortgage which exceed $50,000 in the aggregate) beyond any period of grace provided with respect thereto or defaults in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause such obligation to become due prior to its stated maturity unless the Company is contesting in good faith by appropriate proceedings the default or alleged default on such other obligation and you have been furnished with an opinion of counsel satisfactory to you to the effect that the Company is not in default on such obligation; or

             (d) If any material representation or warranty made by the Company herein, in the Pledge Agreement or in any writing furnished in connection with or pursuant to this Agreement or the Pledge Agreement shall be false in any material respect on the date as of which made; or

             (e) If the Company defaults in the performance or observance of any agreement or covenant contained in paragraph 6 or 9 hereof, or in the Pledge Agreement;

             (f) If the Company defaults in the performance or observance of any other agreement, covenant, term or condition contained herein and such default shall not have been remedied within 30 days after written notice thereof shall have been received by the Company from you; or

             (g) If the Company makes an assignment for the benefit of creditors; or

             (h) If the Company petitions or applies to any tribunal for the appointment of a trustee or receiver of the Company, or of any substantial part of the assets of the Company, or commences any proceedings relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation laws of any jurisdiction, whether now or hereafter in effect; or

             (i) If any such petition or application is filed, or any such proceedings are commenced, against the Company, and the Company by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order entered appointing any such trustee or receiver, or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for more than 60 days; or

             (j) If any order is entered in any proceedings against the Company decreeing the dissolution or split-up of the Company, and such order remains in effect for more than 60 days.

   When an Event of Default described in clauses (a) or (b) above has occurred and is continuing, any holder of any Note may, and when any Event of Default described in clauses (c) through (f) above has occurred and is continuing, the holder or holders of 50% or more in aggregate unpaid principal amount of the Notes at the time outstanding may, by notice in writing to the Company, declare the principal of and any accrued interest on all outstanding Notes to be immediately due and payable; and thereupon all Notes, including both principal and interest, shall become immediately
   due and payable.    When any Event of Default described in clauses (g)
   through (j), inclusive, has occurred then all outstanding Notes, including both principal and interest, shall immediately become due and payable without presentment, demand or notice of any kind.

        The Company agrees to pay to the holder or holders of any of the Notes then outstanding hereunder all costs and expenses incurred by them in the collection of any such Notes, including reasonable compensation to such holder or holders' attorneys for all services rendered in connection therewith.

        In addition to the other rights granted to the holder or holders of the Notes herein upon the happening of an Event of Default, if the Event of Default shall have occurred as a result of the intentional, deliberate and willful violation by the Company of any provision, covenant or agreement hereof, and if the principal and interest on the Notes have been declared due and payable in the manner above specified, then, to the full extent enforceable under applicable law, the holder or holders of the Notes shall be entitled to receive and the Company shall be obligated and promises to pay, in addition to all other amounts provided for herein, a premium, which premium shall be equal to 6.95% of such principal and interest, or such lesser premium which would have been payable under paragraph 4D had there been a voluntary prepayment by the Company at the time the principal was declared due and payable by said holder or holders.

        The rights and remedies set forth in this letter agreement and in the Pledge Agreement are in addition to all rights and remedies granted by law or in equity.

        9.   Pledge of Stock.

        9A. Delivery of Pledged Stock. At Closing the Company shall deliver to you or your agent as security for the Notes the number of shares of A.
   O. Smith Corporation stock (subject to adjustment from time to time as hereinafter set forth) with appropriate stock powers executed by the Company in blank, necessary to provide 150% market value coverage to the principal amount of the Notes plus interest thereon for one quarter (the "Pledged Stock"). Class A Common Stock shall be delivered first; if exhausted, Common Stock shall be delivered. When so implemented, the Pledge Agreement shall create a first lien security interest in the Pledged Stock.

        9B. Adjustments of Pledged Stock. The aggregate market value of the Pledged Stock shall at all times be at least equal to 150% of the aggregate outstanding principal balance of the Note or Notes plus accrued interest and any other amounts due thereon. The aggregate market value of the Pledged Stock shall be determined initially, that is, when delivered to you, based on the last per share sale price for the stock of A. O. Smith Corporation (Class A Common Stock or Common Stock depending on which is being valued) as reported in the American Stock Exchange-Composite Transactions section of the Midwest Edition of the Wall Street Journal for the last business day prior to such delivery (unless the American Stock Exchange is closed on such date, then the last business day the American Stock Exchange is open prior to such delivery), or in case no sale of such
   A. O. Smith Corporation stock has taken place on such day, then the average of the closing bid and asked prices in the American Stock Exchange on such day as confirmed in writing addressed to you and the Company by a Milwaukee brokerage firm selected by you that is a member of the American Stock Exchange and delivered to you with the Pledged Stock.

        The aggregate market value of the Pledged Stock shall be computed by the Company monthly on the first business day of each calendar month so long as the Note or Notes remain outstanding based upon the last per share sale price for the applicable class of stock of A. O. Smith Corporation as reported in the American Stock Exchange-Composite Transactions section of the Midwest Edition of the Wall Street Journal for the last business day of the preceding calendar month (unless the American Stock Exchange is closed on such date, then on the last business day the American Stock Exchange is open prior to such date), or in case no sale of such A. O. Smith Corporation stock has taken place on such day, then the average of the closing bid and asked prices on such day on the American Stock Exchange as confirmed to you and the Company by a Milwaukee brokerage firm selected by you that is a member of the American Stock Exchange. Advice as to such aggregate market value at the end of the preceding calendar month and the basis for the computation thereof (including any report as to the closing bid and asked prices by a Milwaukee brokerage firm) shall be given to you by the Company by the third business day of each calendar month in writing, or by telephonic or facsimile communication confirmed in writing immediately thereafter.

        In the event A. O. Smith Corporation (Class A Common Stock or Common Stock depending on which is being valued) is no longer traded on the American Stock Exchange but is regularly traded (and quoted) on another recognized United States exchange, such other exchange shall be substituted for the American Stock Exchange in this paragraph 9.

        In the event the market value of Class A Common Stock cannot be determined as provided herein, whether because such stock is no longer regularly traded on any exchange or for any other reason, such market value shall be determined as if such Class A Common Stock had been converted to Common Stock.

        To the extent that the aggregate market value of the Pledged Stock held on the last day of any calendar month shall not be at least equal to
   (i) 150% of the then outstanding principal balance of the Note or Notes plus accrued interest and any other amounts due thereon less (ii) $100,000, the Company shall deliver to you or your agent by the fifth business day of the following calendar month additional certificates representing sufficient additional shares of Pledged Stock so that the aggregate market value of the Pledged Stock at the end of the preceding calendar month, including such additional shares, shall be at least equal to 150% of the then outstanding principal balance of the Note or Notes plus accrued interest and any other amounts due thereon.

        To the extent the aggregate market value of the Pledged Stock held on the last day of any calendar month is more than $100,000 in excess of 150% of the then outstanding principal balance of the Note or Notes plus accrued interest and any other amounts due thereon, and providing no Event of Default or Default exists, upon written request by the Company addressed to you accompanied by an Officer's Certificate to the effect that no Event of Default or Default exists, you shall, or you shall instruct your agent to, return to the Company (subject to the provisions of paragraph 9D hereof) within five business days after your receipt of such notice and Officer's Certificate certificates for sufficient shares of Pledged Stock to reduce the aggregate market value of the Pledged Stock then held so that it shall not be in excess of 150% (or such higher percentage as the Company shall specify in said written request to you) of the then outstanding principal balance of the Note or Notes plus accrued interest and any other amounts due thereon.

        For the purpose of meeting the requirements of this subparagraph B, certificates for shares of Pledged Stock required to be delivered to you or your agent or returned to the Company as the case may be, shall (except as otherwise provided in this subparagraph B or in the Pledge Agreement) represent a number of shares of Pledged Stock, in the aggregate, so as to be equal to the nearest 100 shares of the number of shares of Pledged Stock required to be delivered to you or your agent or returned to the Company, as the case may be. All Pledged Stock delivered to you or your agent pursuant to the requirements of this subparagraph B shall be accompanied by appropriate stock powers endorsed in blank by the Company and shall be subject to the first lien of the Pledge Agreement.

        9C. Agent Under the Pledge Agreement. You have advised us that MARSHALL & ILSLEY TRUST COMPANY, 1000 North Water Street, Milwaukee, Wisconsin ("Bank") will act, unless you advise the Company to the contrary in writing, as agent for you to hold the Pledged Stock, together with the stock powers relating thereto, in safekeeping. The Bank, as such agent, will act with respect to the Pledged Stock only upon your express written instructions. The Company agrees to pay all reasonable fees of the Bank for its services as such agent, promptly after receipt from you of any statement by the Bank for such services.

        9D. Stock Not Pledged. Any of the A. O. Smith Corporation stock referred to in paragraph 6C of this Agreement, when not subject to the Pledge Agreement, shall be held in a safety deposit box in the Company's name at the M&I Marshall & Ilsley Bank, Menomonee Falls, Wisconsin office ("M&I"). Promptly following the end of each calendar quarter an officer of the M&I and an officer of the Company shall each certify to you in writing that such stock remains in such safety deposit box, identifying the same by certificate number, number of shares and class. You may, at any time, upon reasonable notice to the Company, make your own examination of said safety deposit box to confirm and identify that such A. O. Smith Corporation stock remains in such box. The Company will provide access to said box to any representative authorized by you who may be accompanied by a representative of the Company and/or the M&I. Withdrawal of stock from said safety deposit box to satisfy the requirements of this paragraph 9 may be made, provided, however, that prompt written notice thereof is given by the Company to you, and provided also that such stock is directly and promptly delivered to the Bank to be held by the Bank pursuant to the Pledge Agreement. Withdrawal of stock from said safety deposit box may also be made to divide an individual certificate into certificates representing (in the aggregate) the same number of shares (in order to satisfy the requirements of this paragraph 9) provided, however, that prompt written notice thereof is given by the Company to you (giving the certificate number and number of shares being withdrawn), that such certificate is immediately delivered to the transfer agent for division, that the resulting certificates are, upon return by the transfer agent, immediately returned to the safety deposit box, and that no more than 750,000 shares evidenced by no more than one certificate, are withdrawn and outstanding at any one time. The provisions of this paragraph shall not limit or restrict the Company's right to sell 519,692 shares of Common Stock pursuant to paragraph 6C hereof.

        9E. Decline in Value: Prepayment. If at the time an additional pledge of A. O. Smith Corporation stock is required under this paragraph 9, the market value of all of the A. O. Smith Corporation stock subject to pledge under this Agreement (being all of the stock referred to in paragraph 6C hereof) is not sufficient to satisfy the requirements of subparagraph B above, the Company shall nevertheless complete the pledge of stock required hereunder. The Company may then immediately prepay the
   Note in full, and all accrued interest, without premium; otherwise you may proceed to exercise your rights under paragraph 8 of this Agreement and under the Pledge Agreement.

        10. Representation by Aid Association for Lutherans. You represent and in making this sale to you it is specifically understood and agreed that you are acquiring the Note for the purpose of investment and not with a present intention of selling or of making any other distribution thereof, provided that the disposition of your property shall at all times be and remain within your control.

        11. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

        11A. "Capitalized Lease Obligations"   shall mean all rental
   obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of the Company or any Subsidiary in accordance with such principles. "Capitalized Lease" shall mean a lease the rental obligations under which are Capitalized Lease Obligations.

        11B. "Consolidated Net Income" shall mean the consolidated net income of the Company determined in accordance with generally accepted accounting principles consistently applied. (See paragraph 11P.)

        11C. "Consolidated Tangible Net Worth" shall mean the gross book value of the assets of the Company and its Subsidiaries (exclusive of goodwill, patents, trademarks, tradenames, organization expense, treasury stock, unamortized debt discount and expense and other intangibles but including those intangibles resulting from the acquisitions of Central States Distribution Service, Inc. and Berlin Industries, Inc.) less reserves applicable thereto and all liabilities (including deferred income taxes and minority interests) other than capital stock and surplus, all determined on a consoldiated basis in accordance with generally accepted accounting principles consistently applied. (See paragraph 11P.)

        11D. "Current Debt" shall mean all indebtedness for borrowed money maturing on demand or not more than one year after the date of determination thereof and not renewable or extendible at the option of the obligor beyond such year, provided that indebtedness for borrowed money arising under a revolving credit or similar agreement which obligates the lender to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt.

        11E. "ERISA" shall mean the federal Employment Retirement Income Security Act of 1974, as amended.

        11F. "Event of Default" shall mean any of the events specified in paragraph 8, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

        11G. "Foreign Subsidiaries"   shall mean Belvedere Company Canada,
   Inc. and Ensambles De Silleria Mexicana, S.A. de C.V.

        11H. "Funded Debt"   shall mean and include without duplication,

             (i) any obligation payable more than one year from the date of creation thereof, which under generally accepted accounting principles is shown on the balance sheet as a liability (including Capitalized Lease Obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation),

             (ii) indebtedness payable more than one year from the date of creation thereof which is secured by any lien on property owned by the Company or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by the Company or such Subsidiary,

             (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person,

             (iv) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses,

             (v) obligations under any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered,

             (vi) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor,

             (vii) obligations under any contract for the sale or use of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services, or the use thereof, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person, and

             (viii) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee,

   all as determined in accordance with generally accepted accounting principles.

        11I. "Officer's Certificate" shall mean a certificate signed in the name of the Company by its Chairman of the Board, President, one of its Vice Presidents, its Treasurer or its Secretary.

        11J. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

        11K. "Plan" shall mean any pension benefit plan subject to Title IV of ERISA maintained by the Company, any Subsidiary or any member of the controlled group (a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1954, as amended, of which the Company is a part), or any such Plan to which the Company, any Subsidiary or any member of the controlled group is required to contribute on behalf of its employees.

        11L. "Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA.

        11M. "Subsidiary"   shall mean and include any corporation, more than
   50% of the Voting Stock of which, shall, at the time any determination is made, be owned by the Company either directly or through Subsidiaries. (See paragraph 11P)

        11N. "Voting Stock" shall mean and include stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        11O. There is no 11O.

        11P. Limitations (A. O. Smith Corporation). For purposes of this Agreement and the definitions herein contained, A. O. Smith Corporation shall not be deemed a Subsidiary, nor shall its financial statements be consolidated with the financial statements of the Company notwithstanding Statement of Financial Accounting Standards No. 94 or the references in this Agreement to "consolidated" or to generally accepted accounting principles; rather the interest of the Company in A. O. Smith Corporation, shall, as it has in the past, continue to be reflected pursuant to the equity method of accounting.

        12.  Miscellaneous.

        12A. Home Office Payment. The Company agrees that, as long as you shall hold any Note, it will make payments of principal thereof and interest and premium, if any, thereon, and give notices relating thereto, in the manner and to the account designated by you in Exhibit F hereto attached, or in such other manner and to such other account within the United States as you may designate in writing, not withstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid, and will notify the Company of the name and address of the transferee of such Note.

        12B. Non-Business Due Date. If any payment of principal or interest falls due on a Saturday, Sunday or other day which is not a business day, then such due date shall be extended to the next following business day and additional interest shall accrue and be payable for the period of such extension.

        12C. Expenses. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay all expenses incident to the transactions contemplated by this Agreement, including but not limited to, all printing expenses and the reasonable charges and disbursements of your special counsel. In addition, so long as you hold any of the Notes, the Company will pay all such expenses relating to amendments, waivers or consents with respect thereto. Although the Company is of the opinion and is so advised by its counsel that no federal or state documentary or similar taxes are payable in respect to this Agreement or the Notes the Company will pay such taxes, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any Notes are then outstanding and agrees to indemnify and hold you harmless from any liability on account of such taxes. If and to the extent that any interest equalization taxes or other similar levies of the United States of America designed to limit or restrict investments in foreign securities shall be payable or determined to be payable in connection with any of the transactions hereby contemplated as a result of your reliance upon the truth and accuracy of the representations of the Company contained in paragraph 5K, the Company will indemnify and hold you and all subsequent holders of any of the Notes harmless from all such liabilities (including any income taxes in respect of any reimbursement of any such interest equalization taxes or other similar levies), whether or not any Notes are then outstanding.

        12D. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act given by the holder or holders of at least two-thirds of the principal amount of the Notes at the time outstanding, except that, without the written consent of the holder or holders of all of the Notes affected thereby at the time outstanding, no amendment to this Agreement shall extend the maturity of any Note, or reduce the rate of interest or premium payable with respect to any Note, or affect the amount of any required prepayments, or reduce the proportion of the principal amount of the Notes required with respect to any consent or give any Note preference over any other Note. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12D, whether or not such Note shall have been marked to indicate such consent, but any Note issued thereafter shall bear a notation referring to any such consent. No such consent shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

        12E. Form, Reqistration. Transfer and Exchange of Notes. The Notes are issuable only as registered Notes without coupons in the denominations of $1,000,000 and any integral multiple of $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the office of the Company, the Company shall execute and deliver, at its expense, one or more new Notes of the same type and of a like aggregate unpaid principal amount registered in the name of the designated transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of the same type of any authorized denominations, of a like aggregate unpaid principal amount, upon surrender of the Note to be exchanged at the office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver, at its expense, the Notes which the Note holder making the exchange is entitled to receive. Every Note presented or surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or his attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall be substantially in the form of Exhibit A hereto attached, with appropriate insertions and variations and carrying the rights to unpaid interest and interest to accrue were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange.

        12F. Persons Deemed Owners. The Company may treat the person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.

        12G. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement, the Pledge Agreement and of the Notes.

        12H. Loss or Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If you are the owner of any such lost, stolen or destroyed Note, then the affidavit of your president or treasurer setting forth the fact of loss, theft or destruction and of your ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity shall be required as a condition to execution and delivery of a new Note other than your written agreement to indemnify the Company.

        12I. Delay not Waiver. No delay or failure on the part of you or the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise, thereof, or the exercise of any other power or right, and the rights and remedies of you and the holder of any Note are cumulative to and not exclusive of any rights or remedies which you or any such holder would otherwise have.

        12J. Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure, to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

        12K. Notices. All communications provided for hereunder shall be sent by first class mail and, if to you, addressed to you in the manner (except as otherwise provided in paragraph 12A with respect to payments of principal of and interest and premium, if any, on the Notes and notices relating thereto) in which this letter is addressed, and if to the Company, at Post Office Box 23976, Milwaukee,Wisconsin 53223 (Attention:
   Treasurer), or to such other address with respect to either party as such party shall notify the other in writing. Notices by the Company given pursuant to paragraph 4E shall be given by registered or certified mail.

        12L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        12M. Governing Law. This Agreement is being delivered and is intended to be performed in the State of Wisconsin, and shall be construed and enforced in accordance with the laws of such state.

        12N. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding agreement between you and the undersigned.

                                      Very truly yours,

      (Corporate Seal)                SMITH INVESTMENT COMPANY


    Attest:                           By  /s/ Arthur O. Smith
                                          Arthur O. Smith
    /s/ Wesley A. Ulrich                  Chairman, President & Chief
                                          Executive Officer
    Wesley A. Ulrich
    Secretary & Treasurer              AID ASSOCIATION FOR LUTHERANS


                                       By  /s/ James Abitz
                                           James Abitz
                                           Vice President - Securities


                                       By  /s/ R. Jerry Scheel
                                           R. Jerry Scheel
                                           Second Vice President -
                                           Securities

    Exhibit A         -       Note
    Exhibit B         -       Pledge Agreement
    Exhibit C         -       Subsidiaries
    Exhibit D         -       A. O. Smith Corporation Stock
    Exhibit E         -       Other Debt Restricting Funded Debt
    Exhibit F         -       Note Payment and Notice Instructions